UNITED STATES	OMB APPROVAL
SECURITIES AND EXCHANGE COMMISSION	OMB Number: 3235-0060 Expires: March 31, 2006 Estimated average burden hours per response. . 28.00
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 18, 2005

TRC Companies, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-9947	06-0853807
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

5 Waterside Crossing, Windsor, Connecticut		06095
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code	(860) 298-9692

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On March 18, 2005, TRC Companies, Inc. (the “Company”) entered into an Employment Agreement with Christopher P. Vincze, pursuant to which the Company will employ Mr. Vincze as Chief Operating Officer (the “Agreement”) commencing on May 2, 2005 (the “Start Date”).  A summary description of that Agreement appears under Item 5.02 hereof and is qualified in its entirety by reference to the Agreement, which is attached to this Form 8–K as Exhibit 10.7, and is incorporated herein by reference.

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On March 23, 2005, the Company announced the appointment of Christopher P. Vincze as the Company’s new Chief Operating Officer.  Mr. Vincze will assume his new position with the Company on May 2, 2005 and will report to Richard Ellison, the Company’s Chief Executive Officer.  The Company will employ Mr. Vincze pursuant to the terms of the Employment Agreement attached to this Form 8–K as Exhibit 10.7, and as described below.

Mr. Vincze will have the title and responsibilities of Chief Operating Officer.  Within eighteen (18) months from the Start Date and contingent on Mr. Vincze meeting mutually agreeable operational goals, and subject to the approval of the Company’s Board of Directors, Mr. Vincze would be promoted to President of the Company.

The Agreement has a term of three years (the “Term”), and it is anticipated that Mr. Vincze will continue his employment at-will with the Company after such three year term upon terms and conditions generally available to senior management, subject to Mr. Vincze’s right to receive certain severance benefits as provided in the Agreement.

Under the Agreement, Mr. Vincze’s initial base salary will be $297,500 per year.  Upon the earlier of Mr. Vincze’s promotion to President of the Company or eighteen (18) months from the Start Date, Mr. Vincze’s base salary will increase to $350,000 per year.  Mr. Vincze shall be paid an initial bonus of $50,000 on July 1, 2005 provided he is employed by the Company at that time and will receive a guaranteed annual bonus of $50,000 to be paid within thirty days of each anniversary of the Start Date during the Term.  In addition, for each fiscal year during the Term, Mr. Vincze will be eligible to receive a performance bonus of up to $100,000 based upon the achievement of certain mutually agreeable operational goals.  Mr. Vincze may also receive additional bonuses under the Company’s key person bonus plan.

The Agreement provides that the Company give Mr. Vincze an initial grant of options to purchase 60,000 shares of the Company’s common stock (the “Options”) pursuant to the Company’s Restated Stock Option Plan.  Mr. Vincze also will be eligible to receive periodic grants of stock options under the Company’s Restated Stock Option Plan.

Mr. Vincze also will be entitled to participate in and to receive benefits from all present and future life, vacation, accident, disability, medical, pension, and savings plans and all similar benefits made available generally to executives of the Company.

If the Company terminates Mr. Vincze’s employment for any reason other than death, disability, or Cause (as defined in the Agreement), the Company will pay Mr. Vincze a payment equal to the compensation due Mr. Vincze under the Agreement for the greater of (i) the remainder of the Term, but not exceeding 24 months or (ii) one (1) year as well as certain employee benefits.  In addition, if Mr. Vincze terminates the Agreement for Good Reason (as defined in the agreement), the Company will then pay Mr. Vincze a payment equal to one times his base salary as well as certain employee benefits.  If Mr. Vincze dies or becomes permanently disabled, Mr. Vincze, his beneficiaries or estate, as applicable, will receive from the Company an amount, if any, by which amounts paid under the applicable insurance policies are less than Mr. Vincze’s annual base salary under the Agreement.

Mr. Vincze, age 43, joins the Company from Marsh Inc., the $5.5 billion risk and insurance services unit of Marsh & McLennan Companies (NYSE:MMC), where he led Marsh’s Corporate Environmental Practice and worked closely with other Marsh National Practices including Construction, Transportation and Real Estate.  Previously, he was President and COO of ATC Group Services, Inc., a $155 million, 1,700-employee engineering and environmental consulting company based in Woburn, Massachusetts.

Mr. Vincze received a BA from Connecticut College in 1984, and a Masters in Public Health from Boston University in 1985.

Item 9.01.  Financial Statements and Exhibits.

(c) Exhibits

10.7	Employment Agreement by and between TRC Companies, Inc. and Christopher P. Vincze, dated March 18, 2005.

SIGNATURE

                Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 24, 2005	TRC Companies, Inc.

	By:	/s/ Harold C. Elston, Jr.
Harold C. Elston, Jr.
Senior Vice President and
Chief Financial Office

EXHIBIT INDEX

Exhibit No.	Description

10.7	Employment Agreement by and between TRC Companies, Inc. and Christopher P. Vincze, dated March 18, 2005.